Exhibit 15.1

November 3, 2011

The Board of Directors and Shareholders

MCG Capital Corporation

We are aware of the incorporation by reference in the Registration Statements (Form S-8 No. 333-137565 and Form S-8 No. 333-167494) pertaining to the Third Amended and Restated 2006 Employee Restricted Stock Plan of MCG Capital Corporation and the Third Amended and Restated 2006 Non- Employee Director Restricted Stock Plan of MCG Capital Corporation of our report dated November 3, 2011 relating to the unaudited consolidated interim financial statements and schedules of MCG Capital Corporation included in its Form 10-Q for the three- and nine- month periods ended September 30, 2011.

/s/ ERNST & YOUNG LLP